Exhibit 10.6

FIFTH AMENDMENT TO THE
HEICO SAVINGS AND INVESTMENT PLAN
(AS AMENDED EFFECTIVE JANUARY 1, 2007)

THIS FIFTH AMENDMENT (the “Amendment”) to the HEICO Savings and Investment Plan, as amended and restated effective January 1, 2007 (the “Plan”), is made on the 13th day of June, 2011, by HEICO Corporation, a Florida corporation (the “Company”) as follows.

WITNESSETH:

WHEREAS, the Company maintains the Plan for the sole and exclusive benefit of its eligible participants and their respective beneficiaries under the terms and provisions of the Internal Revenue Code of 1986, as amended; and

WHEREAS, pursuant to Section 15.01 of the Plan, the Company has the power to amend the Plan;

NOW, THEREFORE, the Plan shall be amended as follows:

Effective as of July 1, 2011:

1.	A new Section 2.02A is hereby added to read as follows:

“2.03A	“Administrator” shall mean the Committee or such other person or entity designated by the Committee pursuant to Section 14.02 to administer the Plan on behalf of the Committee.”

2.	Section 2.26 is hereby amended in its entirety to read as follows:

“2.26	“Entry Date” shall mean each day of the Plan Year.”

3.	Section 3.02 is hereby amended in its entirety to read as follows:

“3.02         Rollover Contributions. An Eligible Employee who has not otherwise become a Participant may make a Rollover Contribution to the Plan before he is otherwise eligible to Participate in the Plan.  Such an Employee becomes a Participant if he makes a Rollover Contribution.

However, until his Entry Date, such an Employee will not be eligible to make Elective Deferral Contributions or receive an allocation of Employer Contributions.  Notwithstanding the foregoing, this Section 3.20 shall not apply with respect to periods on or after July 1, 2011.”

4.	The second paragraph of Section 4.01(b) is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, with respect to each Eligible Employee who is hired by an Employer on or after January 1, 2006, such Eligible Employee shall be deemed to make an election to contribute to the Trust, and the Employer shall so contribute as soon as administratively feasible, an Elective Deferral Contribution in an amount equal to three percent (3%) of the Eligible Employee’s Compensation for the Plan Year, unless the Eligible Employee elects a greater or lesser percentage (including zero) in a salary reduction agreement entered into between the Eligible Employee and the Employer with respect to such Plan Year.  Each such Eligible Employee shall have an effective opportunity to receive notice of availability of such election, as well as a salary reduction agreement form, and the Eligible Employee shall have a reasonable period to make a salary reduction election change before the date on which the deemed election shall take place.  In addition, effective as of January 1, 2008, in the event that the automatic contribution arrangement under this Plan is an eligible automatic contribution arrangement as defined in Code Section 414(w)(3), then each Eligible Employee who is automatically enrolled in this Plan pursuant to this Section 4.01(b) shall be provided with a ninety (90) day period (commencing from the first day on which his or her participation begins) to elect out of the Plan and withdraw the contributions made on his or her behalf and the earnings thereon.”

5.	Section 4.02 is hereby amended in its entirety to read as follows:

“4.02	Elections Regarding Elective Deferral Contributions.

(a)
A Participant may elect to change his Elective Deferral Contribution Amount on a daily basis by contacting the Administrator and executing any forms (whether hardcopy or electronic) as may be required by the Administrator from time to time.  Any change a Participant makes shall become effective as soon as administratively feasible following the receipt of such election by the Administrator.

(b)
A Participant may suspend further Elective Deferral Contributions to the Plan at any time by contacting the Administrator and executing any forms (whether hardcopy or electronic) as may be required by the Administrator from time to time.  Any suspension a Participant requests shall become effective as soon as administratively feasible following the receipt of such election by the Administrator.”

6.	Section 4.06 is hereby amended in its entirety to read as follows:

“4.06    Rollover Contributions.  An Eligible Employee may make a Rollover Contribution to this Plan, provided, however, that the trust from which the funds are to be transferred must permit the transfer to be made, and provided, further, the Committee consents to such transfer and is reasonably satisfied that such transfer will not jeopardize the tax exempt status of this Plan or Trust.  Rollover Contributions shall be made by delivery to the Administrator for deposit in the Trust.  All Rollover Contributions must be in cash or property satisfactory to the Administrator, whose decision in this regard shall be final.  The Administrator will not accept rollovers of accumulated deductible employee contributions from a simplified employee pension plan.  Upon approval by the Administrator, the amount transferred shall be deposited in the Trust and shall be credited to the Participant’s Rollover Account.  A Rollover Contribution will not be matched by Employer Contributions, and is not subject to the restrictions provided in Section 4.01 or the limitations described in Article 5 and Article 7.”

7.	Section 4.07 is hereby amended in its entirety to read as follows:

“4.07     Form and Timing of Contributions.

(a)
Elective Deferral Contributions shall be deducted by the Employer from the Participant’s Compensation and paid to the Administrator as promptly as possible after the end of each regular pay period but in no event later than 15 days after the end of the month in which such Elective Deferral Contributions are retained by the Employer.

(b)
All Employer Contributions for the purpose of paying or prepaying principal, interest or fees on Plan Indebtedness related to Financed Stock, as defined in Article 12, must be made in cash.  All other Employer Contributions may be made in cash, Company Stock or other property, in the contributing Employer’s discretion.  All Employer Contributions, whether in cash, Company Stock, or other property, are contingent upon acceptance by the Administrator and a determination that the contributions will not jeopardize the qualified status of this Plan.

(c)
All Employer Contributions shall be paid to the Administrator on or before the time required by law for filing the Employer’s federal income tax return (including extensions) for its taxable year in or with which the Plan Year with respect to which the contribution is made ends.”

8.	Section 4.10 is hereby amended in its entirety to read as follows:

“4.10      Investment Funds.  The Administrator will establish a Company Stock Fund for the investment of Plan assets in Common Stock.  The Committee may direct the Administrator to establish other Investment Funds within the Trust and to permit Participants to direct the allocation of their Account balances among these Investment Funds in accordance with rules prescribed by the Committee.  The Committee may alter the available Investment Funds or the procedures for allocating Account balances among them at any time.”

9.	Section 4.11 is hereby amended in its entirety to read as follows:

“4.11      Investment of Contributions.  Contributions made by a Participant pursuant to Sections 4.01 and 4.06 shall be remitted to the Administrator for investment in the Investment Funds selected by each Participant in accordance with rules prescribed by the Committee. Such contributions shall not be invested in Company Stock.  If an investment election is not made by the Participant, funds will be invested in a default investment fund designated by the Committee.  Contributions, other than Elective Deferral Contributions, made by the Employer on behalf of a Participant shall be invested in the Company Stock Fund.”

10.	Section 10.02 is hereby amended in its entirety to read as follows:

“(c)	“Consent of Participant. A Participant’s consent to a distribution of his Account shall be subject to the following:

(1)
If the total value of the Participant’s vested Accounts to be distributed is less than or equal to $1,000, determined on or after the Participant’s Termination Date, the Participant’s vested Account balance shall be distributed to the Participant in a lump sum payment as soon as administratively feasible after his Termination Date.

(2)
If the total value of the Participant’s vested Accounts to be distributed is greater than $1,000, determined on or after the Participant’s Termination Date, the Participant’s consent to a distribution shall be required; provided that, notwithstanding the lack of consent, distribution shall be made no later than the date established under Section 10.07 for mandatory distributions.”

IN WITNESS WHEREOF, the Company has caused this instrument to be executed the day and year first above written.

HEICO Corporation, a Florida corporation

By:	/s/ THOMAS S. IRWIN
Title:	TREASURER